Exhibit 4.1

AMENDMENT NO. 4
TO
RIGHTS AGREEMENT

     THIS AMENDMENT NO. 4 TO RIGHTS AGREEMENT (this “Amendment No. 4”) is entered into as of June 2, 2005, between Ciena Corporation. a Delaware corporation (the “Company”), and EquiServe Trust Company, N.A. (f/k/a BankBoston N.A.) (the “Rights Agent”).

     WHEREAS, the Company and the Rights Agent entered into the Rights Agreement, dated as of December 29, 1997, as amended on June 2, 1998, September 13, 1998 and October 14, 1998 (the “Rights Agreement”);

     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement on the terms and conditions hereinafter set forth; and

     WHEREAS, for purposes of this Amendment No. 4, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Rights Agreement, as amended by this Amendment No. 4.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. Certain Definitions. (a) Section 1(a) of the Rights Agreement is amended by deleting the text of paragraph and replacing it in its entirety with the following:

     (a) “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, or (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or any Person or entity holding shares of Common Stock for or pursuant to the terms of any such plan to the extent, and only to the extent, of such shares so held. Notwithstanding the foregoing, FMR Corp., together with its Affiliates and Associates (“FMR”), shall not be deemed to be an “Acquiring Person”, but only so long as (x) FMR is the Beneficial Owner of less than 20% of the shares of Common Stock then outstanding, and (y) FMR reports, or is required to report such Beneficial Ownership on Schedule 13G under the Exchange Act or on Schedule 13D under the Exchange Act (or any comparable or successor report), which Schedule 13D does not state any present intention to (or reserve the right to) hold such shares of Common Stock with the purpose or effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares of Common Stock beneficially owned by such Person to 15% or more (or in the case of FMR, 20% or more) of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more (or in the case of FMR, 20% or more) of the Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock of the Company, then such Person shall be deemed to be an “Acquiring Person” if such Person is then the Beneficial Owner of 15% or more (or in the case of FMR, 20% or more) of the Common Stock then outstanding. In addition, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person”, as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person”, then such Person shall not be deemed an “Acquiring Person” for any purposes of this Agreement unless and until such Person shall again become an “Acquiring Person.”

          2. Benefits. Nothing in the Rights Agreement, as amended by this Amendment No. 4, shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock) any legal or equitable right, remedy or claim under the Rights Agreement, as amended by this Amendment No. 4; but the Rights Agreement, as amended by this Amendment No. 4, shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights certificates (and, prior to the Distribution Date, registered holders of Common Stock).

          3. Severability. If any term, provision, covenant or restriction of this Amendment No. 4 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          4. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 4 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

          5. Governing Law. This Amendment No. 4 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State.

          6. Other Terms Unchanged. The Rights Agreement, as amended by this Amendment No. 4, shall remain and continue in full force and effect and is in all respects agreed to, ratified and confirmed hereby. Any reference to the Rights Agreement after the date first set forth above shall be deemed to be a reference to the Rights Agreement, as amended by this Amendment No. 4.

          7. Counterparts. This Amendment No. 4 may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Amendment No. 4 to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be duly executed and attested, all as of the day and year first above written.

Attest:		Ciena Corporation

By:	/S/Russell B. Stevenson, Jr.	By:	/S/ Gary B. Smtih

	Senior Vice President and General Counsel		President and Chief Executive Officer

Attest:		EquiServe Trust Company, N.A.

By:	/S/James Walsh	By:	/S/Carol Mulvey-Eori

	Account Manager		Managing Director